Exhibit 99.1

NEWS RELEASE

SPX to Acquire APV

Acquisition to Expand SPX Global Process Equipment Manufacturing and Distribution Operations

Charlotte, NC – October 31, 2007 – SPX Corporation (NYSE: SPW) today announced that it has entered into a definitive agreement to acquire APV, a global manufacturer of process equipment and engineered solutions primarily for the sanitary market. APV is a division of Invensys PLC, an international industrial automation, transportation and controls group headquartered in London. APV will become a part of SPX’s flow technology segment.

APV’s primary products include pumps, valves, heat exchangers and homogenizers for the food, dairy, beverage and pharmaceutical industries. SPX expects the transaction to close by year-end 2007, subject to customary regulatory approvals and closing conditions, including resolution of the purchase and sale of APV France.

“APV is a strong strategic fit with SPX and will expand our manufacturing, sales and distribution operations for process equipment in Europe, Asia Pacific and worldwide,” said Chris Kearney, Chairman, President and CEO of SPX. “By combining APV’s research and development and engineering expertise, together with its strong portfolio of process solutions and technical knowledge, with SPX’s existing businesses, we expect to enhance our growth in the flow technology arena,” he added.

SPX has agreed to pay 250 million British pounds (GBP) (approximately $510 million) for APV, subject to closing adjustments. Revenues for APV were about $800 million for the fiscal year ending March 31, 2007. SPX plans to fund the acquisition with a mixture of borrowings and cash on hand. APV has approximately 3,000 employees in over 40 countries. The addition of APV will bring the total number of SPX employees to approximately 17,000 worldwide.

“APV’s products are highly complementary to our existing flow product portfolio and we expect significant product, production and cost synergies for our process equipment business,” said Don Canterna, SPX Segment President, Flow Technology.

This is the third European acquisition by SPX in 2007. The company previously acquired the European diagnostics division of Johnson Controls, located in Pontoise, France, and Matra-Werke GmbH, a wholly owned subsidiary of KION Group GmbH, located in Wiesbaden Germany.

The company will discuss additional details of this acquisition during a previously scheduled investor webcast to report third quarter 2007 earnings on Wednesday, October 31, at 8:30 a.m. Eastern Time with Chris Kearney, Chairman, President and CEO, Patrick O’Leary, Executive Vice President and Chief Financial Officer and Don Canterna, SPX

Segment President, Flow Technology. Those interested in participating in the conference call may dial in 5 minutes prior to the start of the call. The call will be simultaneously webcast via the company’s website at www.spx.com. The slide presentation (from this call) will also be available in the Investor Relations section of the company’s website.

Conference call
Dial in #: 800-289-0572
913-981-5543 from outside the United States

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative and environmentally friendly product portfolio includes cooling systems for all types of power plants throughout the world; custom engineered pumps, valves and mixers that assist a variety of flow processes including oil and gas exploration, distribution and refinement; handheld diagnostic tools that aid in vehicle maintenance and repair, and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and employs over 14,000 people worldwide in over 20 countries. Visit www.spx.com. (NYSE: SPW)

Certain statements in this press release, including any statements as to the results of the transaction, timetable of the transaction, benefits and synergies of the proposed transaction, future results of operations or market opportunities, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Other risks include failing to receive necessary regulatory approvals, difficulties in integrating APV’s businesses or in achieving synergies, and failure to achieve anticipated financial results from the transaction. The words “plan,” “expect” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Statements in the press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contact:

Jeremy W. Smeltser (Investors)	Jennifer H. Epstein (Media)
704-752-4478	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com